EXHIBIT 10.1

Summary of Hudson Highland Group, Inc. 2007 Incentive Compensation Program

The following is a summary of the material terms of the Hudson Highland Group, Inc. (the “Company”) 2007 Incentive Compensation Program applicable to the Company’s executive officers:

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The Compensation Committee of the Board of Directors of the Company annually sets bonus performance targets to reflect the growth in the Company’s earnings before income tax, (“EBIT”) year over year. This growth is measured in both dollars of EBIT and EBIT as a percentage of revenue. EBIT is calculated net of bonuses payable under the program.

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The target bonus payable to Jon F. Chait, the Company’s Chief Executive Officer, will be paid upon the achievement of EBIT performance targets for the Company. Bonus for achievement in excess of the targets will be paid equal to 5% of EBIT earned above the target. The bonus payable is not capped.

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The target bonus payable to Donald E. Bielinski, the Company’s Senior Vice President, Chairman - Hudson Asia Pac, Chairman - Hudson Talent Management, will be paid upon the achievement of EBIT performance targets for the Company (60%) and his business units (40%). Bonus for achievement in excess of the targets will be paid equal to 0.5% of his business units’ EBIT. The bonus payable is not capped.

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The target bonuses payable to the other executive officers of the Company will be paid upon the achievement of EBIT performance targets for the Company. Bonus for achievement in excess of the targets will be paid ratably. The bonuses payable to these executive officers of the Company will be capped at 200% of such executive officer’s respective base salary.

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No bonus will be paid if threshold levels of the EBIT performance targets are not achieved. 50% of the targeted bonus will be paid if threshold levels of the EBIT performance targets are achieved. If actual performance is between the threshold and the target, then the bonus will be scaled on a pro rata basis based on dollars of EBIT.

The potential amounts payable to the Company’s executive officers under the 2007 Incentive Compensation Program are as follows:

	Threshold Payout	Target Payout	Maximum Payout
Jon F. Chait	$375,000	$750,000	N/A
Mary Jane Raymond	$116,667	$233,333	$700,000
Margaretta R. Noonan	$96,250	$192,500	$550,000
Donald E. Bielinski	$91,667	$183,333	N/A
Richard S. Gray	$75,000	$150,000	$450,000
Latham Williams	$99,375	$198,750	$530,000
Neil J. Funk	$50,000	$100,000	$400,000
Elaine A. Kloss	$50,000	$100,000	$400,000
Ralph L. O’Hara	$45,000	$90,000	$450,000